Exhibit 4.24

FIRST SUPPLEMENTAL INDENTURE

dated as of August 15, 2022

between

JBS USA LUX S.A.

as the Company

and

REGIONS BANK

as Trustee

3.000% Sustainability-Linked Senior Notes due 2032

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of August 15, 2022, between JBS USA LUX S.A., a Luxembourg public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 8-10, avenue de la Gare, L-1610, Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B 203.443 (the “Company”), and REGIONS BANK, as trustee (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Company, JBS USA Food Company and JBS USA Finance, Inc. (collectively, the “Issuers”), each of the Guarantors (as defined in the Indenture) party thereto, and the Trustee, entered into that certain indenture, dated as of December 1, 2021 (the “Indenture”), relating to the Issuers’ 3.000% Sustainability-Linked Senior Notes due 2032 (the “Notes”);

WHEREAS, Section 10.02 of the Indenture permits the Company and the Trustee, together, to amend, supplement or waive certain provisions of the Indenture for the purposes set forth herein with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes (not including any Notes that are owned by the Issuers or any of their respective Affiliates);

WHEREAS, pursuant to the Consent Solicitation Statement, dated as of August 2, 2022 (the “Consent Solicitation Statement”), the Company has solicited consents from the Holders of the Notes to amend the Indenture as set forth herein (the “Amendments”);

WHEREAS, the Holders of a majority in aggregate principal amount of the outstanding Notes (not including any Notes that are owned by the Issuers, or any of their respective Affiliates) have consented to the Amendments to the Indenture, as certified by D.F. King & Co., Inc. on the date hereof;

WHEREAS, the Trustee has received an Officer’s Certificate of the Company and an Opinion of Counsel in accordance with Sections 10.06 and 13.04 of the Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee hereby agree as follows:

Article I

Definitions and other Provisions of General Application

Section 1.01. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture. All definitions in the Indenture shall be read in a manner consistent with the terms of this Supplemental Indenture.

Article II

Amendments

Section 2.01  Amendments to Definitions. The following definitions in Section 1.01 (“Definitions”) of the Indenture are hereby added or amended and deleted in their entirety and added or replaced in the correct alphabetical order with the following defined terms:

““Existing 2029 Notes” means the US$600.0 million of 3.000% senior notes due 2029 outstanding on the date of the Offering Memorandum, issued by the Issuers.

“Parent Guarantors” means, (i) Parent, (ii) Holding, (iii) JBS Global Luxembourg S.à r.l., (iv) JBS Holding Luxembourg S.à. r.l, and (v) JBS Global Meat Holdings Pty. Limited.

“Permitted Holders” means (i) any member of the Batista Family or any Affiliate or Affiliates of any of the foregoing and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such members of the Batista family and their respective Affiliates, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect subsidiaries, (ii) any Person the Voting Stock of which (or in the case of a trust, the beneficial interest in which) at least 51% is owned by Persons specified in clause (i), and (iii) Parent and any subsidiary of Parent.

“Registration Rights Agreement” means the registration rights agreement entered into by the Company pursuant to which the Company will agree to use its commercially reasonable efforts to file an exchange offer registration statement with the U.S. Securities and Exchange Commission (“SEC”) to allow Holders to exchange their Notes for equivalent notes in a transaction registered with the SEC.”

Section 2.02  Amendment to Conditions to Defeasance. Section 9.03(a) (“Conditions to Legal Defeasance or Covenant Defeasance”) of the Indenture is hereby amended by deleting the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and adding the inserted text (indicated in the same manner as the following example: inserted text) as set forth below:

“(a) the Company must irrevocably deposit with the Trustee, in trust (the “defeasance trust”), for the benefit of the Holders, cash in U.S. Legal Tender, non-callable U.S. Government Securities or a combination of cash and non-callable U.S. Government Securities, sufficient~~, in the opinion of a firm of independent public accountants of recognized international standing,~~  to pay the principal, premium, if any, and interest on the outstanding Notes on the Maturity Date or on an available Redemption Date, as the case may be, and the Company must specify whether the Notes are being defeased to the Maturity Date or to that Redemption Date;”

Section 2.03  Amendment to Additional Amounts. Section 11.04(a) (“Additional Amounts”) of the Indenture is hereby amended by deleting the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and adding the inserted text (indicated in the same manner as the following example: inserted text) as set forth below:

“(a) All payments made by the Company or any Guarantor in respect of the Notes or the related Guarantees shall be made free and clear of and without withholding or deduction for or on account of any present or future Taxes imposed or levied by or on behalf of any Taxing Authority of Brazil or Luxembourg or other jurisdiction in which the Company ~~or~~, such Guarantor or any paying agent of the Company or any Guarantor is organized or engaged in business for tax purposes (any of the aforementioned being a “Taxing Jurisdiction”), unless Taxes are required to be withheld or deducted by law or by the interpretation or administration thereof.”

Section 2.04  Amendments to Amendments, Supplement and Waivers Section. Section 10.01 (“Without Consent of Holders”) of the Indenture is hereby amended by deleting the stricken text (indicated in the same manner as the following example: stricken text) and adding the inserted text (indicated in the same manner as the following example: inserted text) as set forth below:

“Section 10.01 Without Consent of Holders. The Company and the Trustee, together, may amend or supplement this Indenture, the Notes or any Guarantee without notice to or consent of any Holder to:

(x) conform the text of this Indenture, the Notes or any Guarantee to any provision of the Section entitled “Description of Notes” in the Offering Memorandum; ~~o~~r

(xi) provide for the Fall-Away Amendment or any other event or action required or permitted by this Indenture; or

(xii) make any other change to provide for the registration of the Notes as provided by the Registration Rights Agreement.”

Section 2.05  Amendment to Substitution of the Company as Issuer Provision. The last paragraph of Section 12.01 (“Substitution of the Company as Issuer”) of the Indenture is hereby amended by deleting the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and adding the inserted text (indicated in the same manner as the following example: inserted text) as set forth below:

“After the Substitution, all references to the Company shall be deemed to refer to the Substituted Company ~~and~~if the Substitution is effectuated pursuant to clause (i) above, then the Company prior to the substitution shall become a Restricted Subsidiary ~~of the Substituted Company~~.”

Section 2.06  Amendment to add Article XIII. Article XIII (“Release of JBS USA Food as an Issuer”) of the Indenture is hereby added to the Indenture as set forth below:

“ARTICLE 13
Release of JBS USA Food as an Issuer

Section 13.01 Release of JBS USA Food as an Issuer. The Company may, at its option and without the consent of any Holder of the Notes, release JBS USA Food as an issuer for purposes of this Indenture and the Notes; provided, that the following conditions are satisfied:

(i) concurrently with such release, the Company or a Restricted Subsidiary of the Company is an issuer of the Notes and such issuer is a corporation (or the equivalent);

(ii) JBS USA Food delivers a Guarantee of the Notes pursuant to a supplemental indenture; provided, that such Guarantee shall be subject to the release provisions set forth in Section 11.06;

(iii) immediately after giving effect to such release, on a pro forma basis, no Event of Default shall have occurred and be continuing;

(iv) JBS USA Food Company shall cease to be an issuer under each of the (a) Existing 2029 Notes, (b) Existing 2031 Notes and (c) the Notes, for any reason, including, without limitation, as a result of a consent solicitation, an exchange offer, the full repayment, redemption or defeasance thereof; and

(v) the Company delivers to the Trustee an Officer’s Certificate stating that such release complies with this Indenture and that all conditions precedent in this Indenture relating to such release have been satisfied.”

Section 2.07 Amendments to Cross-References. As a result of the Amendment in Section 2.06 of this Supplemental Indenture that adds a new Article XIII to the Indenture, Article 13 (“Miscellaneous”) of the Indenture shall now be referred to as Article 14 (“Miscellaneous”), and all references within the Indenture to Article 13 shall now be understood to refer to Article 14.

Article III

Miscellaneous

Section 3.01. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York. For the avoidance of doubt, the application of the provisions of Article 470-1 to 470-19 (inclusive) of the Luxembourg law on commercial companies, dated August 10, 1915, as amended, is excluded.

Section 3.02. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

Section 3.03. This Supplemental Indenture is an amendment to the Indenture, and the Indenture and this Supplemental Indenture will henceforth be read together.

Section 3.04. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company. In entering this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee whether or not elsewhere herein so provided. The Company expressly reaffirms and confirms its obligations to indemnify the Trustee in connection with the Indenture, this Supplemental Indenture and all the actions contemplated hereby, all in accordance with the terms of the Indenture.

Section 3.05. Any notice or communication to or from the parties shall be delivered in accordance with Section 14.02 of the Indenture (as amended by this Supplemental Indenture).

Section 3.06. This Supplemental Indenture shall not amend, modify or alter any provision of the Indenture that would require the consent of each affected holder pursuant to Section 10.02(b) of the Indenture to make such amendment, modification or alteration.

Section 3.07. Nothing in this Supplemental Indenture or the Notes, expressed or implied, shall give to any Person other than the parties hereto and their successors hereunder and the Holders any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture or the Notes.

Section 3.08. The parties hereto ratify the provisions of Section 14.09 of the Indenture (as amended by this Supplemental Indenture) with respect to this Supplemental Indenture, as if such provisions were set forth in their entirety herein.

Section 3.09. In case any provision in this Supplemental Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 3.10. This Supplemental Indenture shall be effective as of August 15, 2022. This Supplemental Indenture shall become operative only upon the payment of the applicable Consent Fee.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written

JBS USA LUX S.A.,

By:	/s/ Diego Pirani
Name:	Diego Pirani
Title:	Authorized Signatory

[Signature Page to First Supplemental Indenture to 3.000% Senior Notes due 2032]

REGIONS BANK,
as Trustee

By:	/s/ Craig A. Kaye
Name:	Craig A. Kaye
Title:	Vice President

[Signature Page to First Supplemental Indenture to 3.000% Senior Notes due 2032]